As Filed with the Securities and Exchange Commission on August 16, 2005

                              Registration No. 333-
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            FUEGO ENTERTAINMENT, INC.
--------------------------------------------------------------------------------
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)



            Nevada                      7900                      20-2078925
--------------------------------------------------------------------------------
(State or jurisdiction of       (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)



                               19250 NW 89th Court
                                 Miami, FL 33018
                                 (305) 829-3777
                        (ADDRESS AND TELEPHONE NUMBER OF
                                    PRINCIPAL
                               EXECUTIVE OFFICES)

                     HUGO M. CANCIO, CHIEF EXECUTIVE OFFICER
                               19250 NW 89th Court
                                 Miami, FL 33018
                                 (305) 829-3777
                          (NAME, ADDRESS AND TELEPHONE
                                    NUMBER OF
                               AGENT FOR SERVICE)

                                   COPIES TO:

                            THE O'NEAL LAW FIRM, P.C.
                       Attention: William D. O'Neal, Esq.
                             17100 E. Shea Boulevard
                                   Suite 400-D
                          Fountain Hills, Arizona 85268
                               Tel:(480) 812-5058
                               Fax: (480) 816-9241

          Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                        CALCULATION OF REGISTRATION FEE


 Title of Securities to be      Amount to be     Proposed maximum offering     Proposed maximum aggregate    Amount of
       Registered (1)            registered           price per share (3)              offering            registration
                                                                                       price (US $)            Fee (2)
------------------------------------------------------------------------------------------------------------------------
 Common stock to be Offered      12,534,647              $0.25                         $3,133,661.70           368.83
   for resale by selling
      stockholders



(1) In the event of a stock split, stock dividend, or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2) Fee calculated in accordance with Rule 457(c) of the Securities Act. Estimated for the sole purpose of calculating the registration fee.

(3) Fixed offering price was set by the selling shareholders until securities are quoted on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SEC IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED AUGUST 15, 2005

                            FUEGO ENTERTAINMENT, INC.
                              A NEVADA CORPORATION
              RELATING TO THE RESALE OF UP TO 12,534,647 SHARES OF
                     FUEGO ENTERTAINMENT, INC. COMMON STOCK

The prospectus and the registration statement, of which it is a part, are being filed with the SEC to satisfy our obligations to the recipients of certain shares of common stock (the "Selling Shareholders") of Fuego Entertainment, Inc. Accordingly, the prospectus and the registration statement cover the resale by certain Selling Shareholders of 12,534,647 shares of our common stock which were issued from January, 2005, to July, 2005, in connection with private placements;

There is currently no public market for our shares.

The sales price to the public was set by the selling shareholders at $0.25 per share for a total of $3,133,661.70. The price of $0.25 per share is a fixed price until the shares are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 15, 2005.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

                                TABLE OF CONTENTS

                                   PAGE NUMBER



PROSPECTUS SUMMARY ........................................................ 6

RISK FACTORS .............................................................. 8

RISKS RELATED TO THIS OFFERING AND OUR COMMON STOCK

RISKS RELATING TO OUR BUSINESS

FORWARD-LOOKING STATEMENTS ............................................... 11

USE OF PROCEEDS .......................................................... 12

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS ................. 12

DIVIDEND POLICY .......................................................... 12

MANAGEMENT'S DISCUSSION AND ANALYSIS ..................................... 12

DESCRIPTION OF BUSINESS .................................................. 16

LEGAL PROCEEDINGS ........................................................ 22

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS ............. 23

EXECUTIVE COMPENSATION ................................................... 24

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ........................... 24

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT ........... 25

DESCRIPTION OF COMMON STOCK .............................................. 25

PLAN OF DISTRIBUTION ..................................................... 25

SELLING SHAREHOLDERS ..................................................... 27

LEGAL MATTERS ............................................................ 30

TRANSFER AGENT ........................................................... 30

EXPERTS .................................................................. 30

INTEREST OF NAMED EXPERTS ................................................ 30

DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES
   ACT LIABILITIES ....................................................... 30

WHERE YOU CAN FIND MORE INFORMATION ...................................... 30

FINANCIAL INFORMATION .................................................... 32

INDEMNIFICATION OF DIRECTORS AND OFFICERS ................................ 43

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION .............................. 44

RECENT SALES OF UNREGISTERED SECURITIES .................................. 45

EXHIBITS ................................................................. 45

UNDERTAKINGS ............................................................. 45

SIGNATURES ............................................................... 46

ABOUT THIS PROSPECTUS

This prospectus is part of a resale registration statement. The selling shareholders ("Selling Shareholders") may sell some or all of their shares in transactions from time to time.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. If anyone provides you with different information, you should not rely upon it. You should assume that the information appearing in this prospectus, as well as the information we file with the Securities and Exchange Commission ("SEC") and incorporate by reference in this prospectus is accurate only as of the date of the documents containing the information. As used in this prospectus, the terms "we", "us", "our", the "Company", and "Fuego Entertainment, Inc." All dollar amounts refer to United States dollars unless otherwise indicated.

                               PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

GENERAL

Fuego Entertainment, Inc. was originally incorporated under the laws of the State of Nevada on December 30, 2004 as" Durango Entertainment, Inc.". On February 15, 2005, we filed a Certificate of Amendment with the State of Nevada changing our name to "Fuego Entertainment, Inc." Our executive offices are located at 19250 NW 89th Court, Miami, Florida 33018, and our telephone number is (305) 829-3777.

OUR BUSINESS

We are engaged in the business of directing, production, marketing, and distribution of entertainment products, including feature and short films, documentaries, television shows, music, and tour productions. We also provide management, marketing, and public relations services to the entertainment industry

THE OFFERING

The prospectus and the registration statement, of which it is a part, are being filed with the SEC to satisfy our obligations to the recipients of certain shares of common stock (the "Selling Shareholders") of Fuego Entertainment, Inc. Accordingly, the prospectus and the registration statement cover the resale by certain Selling Shareholders of 12,534,647 shares of our common stock which were issued from January, 2005, through July, 2005, in connection with private placements.

The sales price to the public was set by the selling shareholders at $0.25 per share for a total of $3,133,661.70. The price of $0.25 per share is a fixed price until the shares are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices. See "Plan of Distribution" on page 25 for a further description of how the Selling Shareholders may dispose of the shares covered by this prospectus.

NUMBER OF SHARES OUTSTANDING

There were 37,034,647 shares of our common stock issued and outstanding at July 31, 2005.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the Selling Shareholders. We will incur all costs associated with this prospectus and related registration statement.


SUMMARY OF FINANCIAL INFORMATION

The following summary financial information for the periods stated summarizes certain information from our financial statements included elsewhere in this prospectus. You should read this information in conjunction with Management's Plan of Operations and the financial statements and the related notes thereto included elsewhere in this prospectus.

--------------------------------------------- -------------------------
                                                 December 30, 2004
              Income Statement                      (inception)
                                                  To May 31, 2005
--------------------------------------------- -------------------------
Revenues                                      $125,128
--------------------------------------------- -------------------------
Net Income (Loss)                             $  39,489
--------------------------------------------- -------------------------
Net Income (Loss per Share)                   *
--------------------------------------------- -------------------------

--------------------------------------------- -------------------------
              Balance Sheet
--------------------------------------------- -------------------------
Total Current Assets                          $ 29,239
--------------------------------------------- -------------------------
Total Current Liabilities                     $ 43,310
--------------------------------------------- -------------------------
Shareholders' Equity                          $ 98,820
--------------------------------------------- -------------------------

* = less than $0.01 per share

                                  RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below are all of the material risks that we are currently aware of that are facing our company. You could lose all or part of your investment due to any of these risks.

SALES OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK INTO THE PUBLIC MARKET BY THE SELLING STOCKHOLDERS MAY RESULT IN SIGNIFICANT DOWNWARD PRESSURE ON THE PRICE OF OUR COMMON STOCK AND COULD AFFECT THE ABILITY OF OUR STOCKHOLDERS TO REALIZE THE CURRENT TRADING PRICE OF OUR COMMON STOCK.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. We had 37,034,647 shares of common stock issued and outstanding as of July 31, 2005. When this registration statement is declared effective, the Selling Stockholders will be able to resell up to 12,534,647 shares of our common stock. As a result, a substantial number of our shares of common stock may be issued and may be available for immediate resale, which could have an adverse effect on the price of our common stock. As a result of any such decreases in price of our common stock, purchasers who acquire shares from the Selling Stockholders may lose some or all of their investment.

Any significant downward pressure on the price of our common stock as the selling stockholders sell their shares of our common stock could encourage short sales by the selling stockholders or others. Any such short sales could place further downward pressure on the price of our common stock.

OUR  BUSINESS  IS  DIFFICULT  TO  EVALUATE  BECAUSE WE HAVE A LIMITED  OPERATING
HISTORY.

In considering whether to invest in our common stock, you should consider that there is only limited historical financial and operating information available on which to base your evaluation of our performance. Our inception was December 30, 2004 and, as a result, we have a limited operating history.

WE MAY REQUIRE ADDITIONAL FUNDING IN THE FUTURE.

Our current plans require us to make capital expenditures to acquire, produce, market and distribute entertainment content in the motion picture and music industries. To date, we have funded our operations through the issuance of equity and current revenues, but there can be no assurance that we may not require additional financing in the future to implement our plan of operation . We may not be able to obtain additional financing on favorable terms, if at all. Our future cash flows and the availability of financing will be subject to a number of variables. Further, debt financing, if utilized, could lead to a diversion of cash flow to satisfy debt-servicing obligations and create restrictions on business operations. If we are unable to raise additional funds, it would have a material adverse effect upon our operations.

We may experience difficulty in acquiring talent and suffer fluctuations in operating results.

The prerecorded music, like other creative industries, involves a substantial degree of risk. Each recording is an individual artistic work, and its commercial success is primarily determined by unpredictable and constantly changing consumer taste. Accordingly, we are unable to offer any assurance as to the financial success of any of our proposed records or the popularity of any of our artists. Nor can we offer any assurance that we will be successful in developing any new artists. In addition, there can be no assurance that any of our artists will not request a release from his or her agreement with us. Because of the highly personal and creative nature of our contractual relationship with our artists, it is not feasible to force an unwilling artists to perform the terms of his or her contract. The loss of an artist could have a materially adverse effect on our business.

We may suffer infringement of our copyrighted materials.

Infringement of our copyrights, in the form of unauthorized reproduction and sale of our musical entertainment products, including artists' recordings, may occur. If we achieve significant commercial success with one or more of our musical entertainment products or recordings, such products or recordings could be a target of "pirating" -- copying and sale in violation of our copyrights in such products or recordings. It is impossible to estimate the potential loss in sales that could result from illegal copying and sales of our products or recordings. We intend to enforce against unlawful infringement all copyrights owned by or licensed to it which are material to our business. There can be no assurance, however, that we will be successful in protecting such copyrights.

We may be adversely affected by continuing changes in the recording industry as well as our dependence upon attracting recording artists.

Our ability to succeed will be affected by, among other things, changes in consumer tastes, national, regional and local economic conditions, demographic trends and the type and number of competing recording. Since each project is an individual artistic work and its commercial success is primarily determined by unpredictable audience reaction, we can offer no assurance as to the economic success of any of our proposed records or CD's. Even if one of our records or CD's is an artistic success or recognized favorably by critics, we cannot offer any assurance that it will generate sufficient audience acceptance. In addition, we expect to be dependent upon our ability to attract recording artists. Competition for such persons, especially in the recording industry, is intense. Although Mr.Cancio has had past success in contracting recording artists with the requisite skills and experience, we cannot offer any assurance that we will be able to repeat this success.

THE ENTERTAINMENT INDUSTRY IS HIGHLY COMPETITIVE AND THERE IS NO ASSURANCE THAT WE WILL BE SUCCESSFUL.

The markets for recorded music are highly competitive. We believe that competition will intensify and increase in the future. Our competitors include other major, mini-major and independent recording companies. Since we are recently formed, have a limited history of business operations and have not previously raised significant capital, virtually all of these competitors enjoy substantial competitive advantages, such as:

     o    existing products and experience in the marketplace;
     o    greater name recognition and larger marketing budgets and resources;
     o    established marketing and customer relationships; and
     o    substantially greater financial, technical and other resources.

As a result, these competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies or customer requirements. Existing or future competitors may develop or offer products that provide price or other advantages over those we intend to offer. If we fail to compete successfully against current or future competitors with respect to these or other factors, its business, financial condition, and results of operations may be materially and adversely affected.

WE MAY BE UNABLE TO RETAIN KEY EMPLOYEES OR CONSULTANTS OR RECRUIT ADDITIONAL QUALIFIED PERSONNEL.

Our extremely limited personnel means that we would be required to spend significant sums of money to locate and train new employees in the event any of our employees resign or terminate their employment with us for any reason. Due to our limited operating history and financial resources, we are entirely dependent on the continued service of our sole officer and director, Hugo M. Cancio. Further, we do not have key man life insurance on Mr. Cancio. We may not have the financial resources to hire a replacement if Mr. Cancio were to die, become disabled or otherwise would not be able to continue to carry out his duties. The loss of service of Mr. Cancio could therefore significantly and adversely affect our operations.

OUR SOLE OFFICER AND DIRECTOR MAY BE SUBJECT TO CONFLICTS OF INTEREST.

Our sole officer and director serves only part time and are subject to conflicts of interest. Mr. Cancio devotes part of his working time to other business endeavors and has responsibilities to other entities. Such conflicts include deciding how much time to devote to our affairs, as well as what business opportunities should be presented to the company. Because of these relationships, Mr. Cancio will be subject to conflicts of interest. Currently, we have no policy in place to resolve any such conflicts of interest.

ADDITIONAL ISSUANCES OF EQUITY SECURITIES MAY RESULT IN DILUTION TO OUR EXISTING STOCKHOLDERS.

Our Articles of Incorporation authorize the issuance of 75,000,000 shares of common stock. Common stock is our only authorized class of stock. The board of directors has the authority to issue additional shares of our capital stock to provide additional financing in the future and the issuance of any such shares may result in a reduction of the book value or market price of the outstanding shares of our common stock. If we do issue any such additional shares, such issuance also will cause a reduction in the proportionate ownership and voting power of all other stockholders. As a result of such dilution, if you acquire shares of our common stock from the Selling Shareholders, your proportionate ownership interest and voting power will be decreased accordingly. Further, any such issuance could result in a change of control.

OUR COMMON STOCK IS CLASSIFIED AS A "PENNY STOCK" UNDER SEC RULES WHICH LIMITS THE MARKET FOR OUR COMMON STOCK.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that becomes subject to those penny stock rules. If a trading market for our common stock develops, our common stock will probably become subject to the penny stock rules, and shareholders may have difficulty in selling their shares.

NEVADA LAW AND OUR ARTICLES OF INCORPORATION MAY PROTECT OUR DIRECTORS FROM CERTAIN TYPES OF LAWSUITS.

Nevada law provides that our officers and directors will not be liable to us or our stockholders for monetary damages for all but certain types of conduct as officers and directors. Our Bylaws permit us broad indemnification powers to all persons against all damages incurred in connection with our business to the fullest extent provided or allowed by law. The exculpation provisions may have the effect of preventing stockholders from recovering damages against our officers and directors caused by their negligence, poor judgment or other circumstances. The indemnification provisions may require us to use our limited assets to defend our officers and directors against claims, including claims arising out of their negligence, poor judgment, or other circumstances.

                           FORWARD-LOOKING STATEMENTS

This prospectus contains "forward-looking statements," as that term is used in federal securities laws, about our financial condition, results of operations and business. These statements include, among others:

o statements concerning the benefits that we expect will result from our business activities and certain transactions that we have completed, such as increased revenues, decreased expenses and avoided expenses and expenditures; and

o statements of our expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

These statements may be made expressly in this document or may be incorporated by reference to documents that we will file with the SEC. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates" or similar expressions used in this prospectus. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors", that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. We caution you not to put undue reliance on these statements, which speak only as of the date of this Prospectus. Further, the information contained in this prospectus or incorporated herein by reference is a statement of our present intention and is based on present facts and assumptions, and may change at any time and without notice, based on changes in such facts or assumptions.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

                                 USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the Selling Shareholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the Selling Shareholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders. . We will, however, incur all costs associated with this prospectus and related registration statement.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is not listed on any exchange and there is no public trading market for the common stock.

As of July 31, 2005, we had 38 shareholders of record.

DIVIDEND POLICY

No dividends have ever been declared by the Board of Directors on our common stock. Our losses do not currently indicate the ability to pay any cash dividends, and we do not indicate the intention of paying cash dividends either on our common stock in the foreseeable future.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER COMPENSATION PLANS

We have no equity compensation plan.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion should be read in conjunction with our consolidated audited financial statements and the related notes that appear elsewhere in this registration statement. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this registration statement, particularly in the section entitled "Risk Factors" beginning on page 8 of this registration statement. Our consolidated audited financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

                                PLAN OF OPERATION

Fuego Entertainment, Inc. is primarily engaged in the directing, production, marketing and distribution of entertainment products, including feature and short films, documentaries, television shows, music and tour productions. We also provide management, marketing and public relations services to the entertainment industry.

FILMED ENTERTAINMENT

We are currently producing three (3) documentaries and developing a reality show. In the field of filmed entertainment (feature films and television shows), we are actively seeking opportunities to negotiate the licensing or purchase of existing projects that are in various phases of their lifecycle, including development, pre-production, principal photography and post production. We will also create filmed products for customers on a "for hire" basis.

We also intend to utilize our extensive network of contacts to gain access to quality product by established industry participants. By avoiding cost overruns and fixed overhead charges in our current stage of operations, we engage third-party participants to fulfill the execution ofour projects, from camera crews to editing facilities. We further intend to access various distributors for penetration into the diverse windows of distribution, depending upon the project's commercial viability and our marketing approach.

MUSIC ENTERTAINMENT

Over the next twelve (12) months, we intend to license the music library catalogue of Ciocan Entertainment Music Group, L.L.C. ("Ciocan"). This library consists of thirty-three (33) finished albums (over 300 single recorded tracks of music) by eight (8) different artists who are under exclusive recording contracts with Ciocan. Ciocan has successfully marketed its catalogue to the Latin market, but we intend to target the non-Hispanic markets. We intend to develop live productions for these artists to promote the visibility of the licensed recordings among various cities and regions, both nationally and internationally.

We currently manage our own music catalogue and will be seeking to develop additional artists within the Latin genre to expand upon our own proprietary content. We will accomplish this by developing new and existing talent, networking with music producers to evaluate potential opportunities, and expanding our distribution networks.

DISTRIBUTION

We have established an in-house and independent national and international distribution capability to distribute our products. We further seek to associate with a major distribution company to assist us expand our distribution capabilities within the national and international markets.

OTHER SERVICES

We will also act as an agent and contract organization for certain entertainment projects that are fully developed by third party producers. These services may include marketing, distribution, principal photography, development, pre and post production, and introductory services.

We do not expect to purchase any significant equipment or significantly increase the number of our employees over the next twelve (12) months. Our current strategy is to outsource where possible because it is management's belief that this strategy, at our current level of development, gives us access to the best services available, leads to lower overall costs, and provides us the most flexibility for our business operations.

While we anticipate that we can fund our current operations out of our existing cash flows, certain aspects of our business plan for the next twelve (12) months may require additional funding. Such funds may be raised through equity and/or debt financing, or through possible participation in various partnerships that we may enter into over the next twelve (12) months. There is no assurance that such financing will be available to us, or that such financing, if available, will be upon terms acceptable to us.




FOR THE PERIOD FROM DECEMBER 30, 2004 (INCEPTION) TO MAY 31, 2005

Our net income for the period from inception to May 31, 2005 ( a 5 month period) was $39,489, which provided net cash flows of $7,479, consisting of $82,856 from operating activities, $37,925 from financing activities, less $113,302 applied to investing activities.

The gross revenues for this period were from filming, $121,628, and $3,500 was from publicist services for the first month of a 6 month contract. Direct costs associated with filming revenues were $17,000.

Operating expenses, principally selling, general and administrative, included compensation for officer of $15,000, legal and accounting of $5,848, rent of $3,500, travel and entertainment of $16, 051, and the balance $11,095, office overhead.

At May 31, 2005, our total current assets were $29,239, and our total current liabilities were $43,310, resulting in a deficiency in working capital of $14,071. We expect that working capital requirements will continue to be funded through a combination of our existing funds, cash flow from operations and further issuances of securities. Our working capital requirements are expected to increase in line with the growth of our business.

Other assets at May 31, 2005, included production costs for four separate projects totaling $50,432. Revenue received towards one project, amounting to $4,691, was deferred until project completion and DVD's to be created there from are delivered. The other significant asset was the investment of $57,400 in a series of live entertainment shows from which the Company believes it will enjoy substantial revenues at their conclusion, targeted in 2006.


LIQUIDITY AND CAPITAL RESOURCES

During the period ended May 31, 2005, net cash flow used in operating activities was $82,856.

During the period ended May 31, 2005, net cash flows used in investing activities was $113,302.

During the fiscal year ended December 31, 2004, net cash flow from financing activities was $37,925.

At May 31, 2005, our total current assets were $29,239, and our total current liabilities were $43,310. We expect that working capital requirements will continue to be funded through a combination of our existing funds, cash flow from operations and further issuances of securities. Our working capital requirements are expected to increase in line with the growth of our business.

Existing working capital and anticipated cash flow are expected to be adequate to fund our operations over the next six months. We have no lines of credit or other bank financing arrangements. Generally, we have financed operations to date through our current revenues and the proceeds of the private placement of equity and debt securities.

Additional issuances of equity or convertible debt securities will result in dilution to our current shareholders. Further, such securities might have rights, preferences or privileges senior to our common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of prospective new business endeavors or opportunities, which could significantly and materially restrict our business operations.

MATERIAL COMMITMENTS

We have no material commitments as at the date of this registration statement.

PURCHASE OF SIGNIFICANT EQUIPMENT

We do not intend to purchase any  significant  equipment  during the next twelve
(12) months.

RECENT ACCOUNTING PRONOUNCEMENTS

Consolidation of Variable Interest Entities -- On January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation ("FIN") No. 46, Consolidation of Variable Interest Entities. In December 2003, the FASB issued FIN No. 46 (Revised) ("FIN No. 46-R") to address certain FIN implementation issues. This interpretation clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements for companies that have interests in entities that are Variable Interest Entities ("VIE") as defined under FIN No. 46. According to this interpretation, if a company has an interest in a VIE and is at risk for a majority of the VIE's losses or receives a majority of the VIE's expected gains it shall consolidate the VIE. FIN No. 46-R also requires additional disclosures by primary beneficiaries and other significant variable interest holders. For entities acquired or created before February 1, 2003, this interpretation was effective no later than the end of the first interim or reporting period ended March 31, 2004, except for those VIE's that are considered to be special purpose entities, for which the effective date is no later than the end of the first interim period or reporting period ended after December 15, 2003. As of May 31, 2005, the Company did not have an interest in any VIE's, and accordingly, the adoption of the provisions of this interpretation by the Company did not have a material effect on its financial position or results of operations.

In December 2004, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 123 (revised 2004), Share-Based Payment ("SFAS No. 123-R"). SFAS No.123-R is a revision of SFAS No. 123, as amended, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board Opinion No. 25,
Accounting for Stock Issued to Employees. SFAS No.123-R eliminates the alternative to use the intrinsic value method of accounting that was provided in

SFAS No. 123, which generally resulted in no compensation expense recorded in the financial statements related to the issuance of equity awards to employees. SFAS No. 123-R requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. SFAS No. 123-R establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all companies to apply a fair-value-based measurement method in accounting for generally all share-based payment transactions with employees.

                             DESCRIPTION OF BUSINESS

CORPORATE HISTORY

Fuego Entertainment, Inc. was originally incorporated under the laws of the State of Nevada on December 30, 2004 as "Durango Entertainment, Inc." On February 15, 2005, we filed a Certificate of Amendment with the Nevada Secretary of State changing our name to "Fuego Entertainment, Inc."

Please note that throughout this report, and unless otherwise noted, the words "we," "our," "us," the "Company," or "Fuego," refers to Fuego Entertainment, Inc.

CURRENT BUSINESS OPERATIONS

We are engaged in the directing, production, marketing, and distribution of entertainment products, including feature and short films, documentaries, television shows, music, and tour productions. We also provide management, marketing, and public relations services to the entertainment industry.

We were founded by our President, Hugo Cancio, who has spent the last five years successfully owning and operating Ciocan Entertainment & Music Group, a record label and film production company that produces Cuban and world entertainment and is extremely well-known throughout the Latin Market - both in Latin America and the U.S. Fuego was formed in order to cross over into mainstream America with some of Ciocan's Latin music and film products as well as to produce music, films, and television programs geared toward the English speaking markets. By combining the efforts and products of Fuego and Ciocan, we have been able to reach both markets at the same time as well as further penetrate Europe where Latin music is very popular.

DISTRIBUTION AND PUBLISHING

We currently out-source the distribution process of our products to various reputable distribution companies. Fuego has over 100 clients across the globe, including: Specs Music Stores, Reyes Records Distributors, DLN Distribution, H&L Distribution, Sony Music, and Universal Music. These clients represent distributors of our music products, independent record stores, and record labels who have entered licensing agreements with us. We also license products from Sun Flower Publishing, which receives royalties for products sold as well as for songs played on the radio and television and licensed for soundtracks.

PRODUCT DESCRIPTIONS

Overall, our entertainment products appeal to both the Latin market (through products licensed from Ciocan Entertainment) as well as the English speaking market (through recent licensing agreements and productions as well as the promotion of Cuban music to English speaking audiences). Our ultimate goal is to develop and market products that appeal to both the Latin and Anglo markets - thereby creating a strong presence throughout the world. Therefore, future products developed, artists obtained, and agreements made will be focused on this goal. The current entertainment products include:

--------------------------------------------- ----------------------------------
  Production                                  Distribution
  ----------                                  ------------
  Feature Films and Short Films               Films
  Documentaries and Reality Shows             Music
  Television Shows and Commercials            Videos
  Music Productions and Music Videos          Documentaries
  Tour Productions                            Any other related products/formats
  Music and Film Festival Productions
--------------------------------------------- ----------------------------------

SERVICE DESCRIPTIONS

We also offer various services related to the entertainment industry:

     o    Managing and representing artists (artists in general)
     o    Deal  making   (acting  as  liaisons  for  companies,   entities,   or
          individuals looking to penetrate the Latin and Anglo markets)
     o    Public Relations and Marketing Services
     o    Television and Radio Spots

ADVERTISING AND PROMOTIONAL SERVICES

In terms of advertising and promoting our products, we currently use freelance individuals and marketing firms to assist with this function. However, we are investigating the possibility of bringing this function in-house in the near future as revenues permit.

NOTABLE ARTISTS AND PROJECTS

Vocal Sampling is a Cuban six-man a cappella group which has been described as one of the wonders of the musical world, capturing the attention and support of luminaries such as Quincy Jones, Carlos Santana, Peter Gabriel, David Byrne, Bobby McFerrin, and Paul Simon. Not a choral group but a swinging Latin band which sings instead of playing the instruments of the salsa orchestra...their precision and skill has amazed audiences throughout the world, leaving many in disbelief. They don't use backing tracks - even the brass and flute parts are created using only their voices - and all is delivered with their unique blend of talent and infection joy. As well as their symphonic orchestral replication, Vocal Sampling's repertoire also covers salsa, jazz, reggae, and hip hop.

U.S. Tour of Havana Night Club, Celebrate Freedom Tour 05 is being co-produced by Fuego and is experiencing rave reviews throughout the country. The show includes 51 musicians, singers, and dancers and is the largest musical show from Cuba to appear in the United States in about 50 years. After attracting more than 200,000 patrons in Las Vegas, Havana Night Club hit the road for a U.S. tour - which sold out in a matter of days at the Miami, Florida location.

The Trader Show is a reality television show based on the real life activities of amateur and professional stock traders. While there are many forms of stock trading, The Trader Show places an emphasis on the activities of day traders. The show focuses on the real life activities of Anthony Pullicino (A.K.A., The Trader), who quit his sales position at a BMW dealership in order to satisfy his desire to perfect his trading abilities and earn even greater profits. The show includes Anthony's circle of influence, from those who give advice to him to those he advises. As Anthony investigates and researches public companies to invest in, it is necessary from time to time for him to venture out and actually be on the site of his next investment. From gold mining companies in Ecuador, to diamond mining companies in Canada, to financial organizations in the U.S., The Trader Show follows the trail of The Trader, documenting his every move and delivering it to television sets around the country. Ups and downs, profits and losses, happiness and sadness, The Trader Show captures it all and shows the reality of life as a stock trader to the world.

MARKET ANALYSIS SUMMARY

Fuego competes in the $33.6 billion global Music Industry as well as the Motion Picture and Video Production Industry, estimated at $45 billion in the United States alone. Within the music industry, four major record labels dominate the industry while the motion picture industry is represented by several large studios, based mostly in Hollywood. Although major labels and studios are the most visible in the overall entertainment industry, a trend and acceptance toward smaller, independent companies has emerged..

MUSIC INDUSTRY

Within this $33.6 billion global market, sales of recorded music were flat in 2004, with a slight reduction in physical audio sales offset by growing sales of DVD music videos and a sharp increase in sales of digital music. Regionally, 2004 saw strong markets in the U.S. and the UK and a slowing rate of decline in other major markets. Even excluding digital sales, 2004 was the best year-on-year trend in global music sales for five years. Sales of top selling albums reversed several years of decline. Top 10 albums sales globally rose by 14%, while the top 50 albums were up 8% in value. Eight albums sold more than five million in 2004, up from five in 2003. Digital sales rose exponentially, with the total number of tracks downloaded in 2004 (including album tracks) up more than tenfold on 2003 - to over 200 million in the four major digital music markets (U.S., UK, France, and Germany). The trend has continued in 2005, with digital sales in the U.S. in the first quarter more than doubling that of the same period in 2004.

Highlights of global sales in 2004 include:

     o Digital sales, more stability in physical sales, and growing DVD music video sales helped keep the market flat in 2004.
     o Economic strength and strong releases helped CD volume growth of 2.8% and 4.5% in the U.S. and UK, which together make up 47% of the value of the world market.
     o Music sales in Latin America grew 12.6% in value due to economic recovery, anti-piracy efforts, and strong DVD music video sales.
     o Music DVD sales rose 23% and have doubled their share of the world music market from 4% in 2002 to 8% in 2004 - with a value of over $2.6 billion.
     o CD sales increased in 36 markets in volume terms in 2004, with positive performances in some major markets as well as a growing switch from cassette to CDs in developing markets in Eastern Europe, Asia, and the Middle East.

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DESCRIPTION OF BUSINESS - continued

MAJOR RECORD LABELS

Within the global music industry,  four major labels  represent the overwhelming
majority  of  the   marketplace:   Universal  Music  Studios,   Sony  BMG  Music
Entertainment, EMI Group, and Warner Brothers Music.

Universal Music Studios
Universal Music Studios (UMG) leads the music industry in global sales with an estimated worldwide market share in 2004 of 25% as well as 32% of the U.S. digital distribution market. Its global operations encompass the development, manufacture, marketing, sales, and distribution of recorded music, music video and DVD, and music publishing through a network of subsidiaries, joint ventures, and licensees in 77 countries. Owning and administering more than one million copyrights, Universal Music Publishing Group (UMPG) is one of the largest music publishing businesses in the world with more than 47 offices in 41 countries. Overall, UMG reached revenues of approximately $9 billion in 2004 with an estimated operating income of $600 million.

Sony BMG Music Entertainment
----------------------------

In 2004, Sony and BMG merged in a 50/50 joint venture to form Sony BMG Music Entertainment. Overall, Sony BMG generated estimated sales of $5 billion in 2004, representing approximately 14.9% of the global marketplace.

EMI Group
---------

EMI distributes albums through more than 70 labels, including Blue Note, Capitol, and Virgin. It also owns EMI Music Publishing, the world's largest music publishing arm, with rights to more than a million songs. The only major record company not tied to a media conglomerate, EMI has seen acquisition deals with both TimeWarner and Bertelsmann denied by European regulators. Overall, EMI Group ranks last in U.S. sales among the four major music labels and holds the #3 position in worldwide sales (behind Sony BMG and Universal). Revenues for the company reached an estimated $3.9 billion in 2004.

Warner Brothers Music
---------------------

Started by Jack Warner in 1958, Warner Music Group (WMG) is one of the largest recording companies in the world and ranks #3 in terms of U.S. market share (behind Sony BMG and Universal). Through its recorded music operations, WMG produces, markets, and distributes recordings by such artists as Madonna, Josh Groban, and Linkin Park. WMG's labels include Atlantic, Elektra, Maverick, and Reprise. Its Warner/Chappell publishing unit holds the rights to more than a million songs. Investment firm Thomas H. Lee Partners owns about 35% of the company. Overall, WMG achieved revenues of about $3.4 billion in 2004.

MOTION PICTURE INDUSTRY

The U.S. motion picture industry produces much of the world's feature films and many of its television programs. Overall, the industry is dominated by several large studios, based mostly in Hollywood. However, with the increasing popularity and worldwide availability of cable television, video recorders, DVDs, and the internet, many small and medium-sized independent filmmaking companies have emerged to fill the growing demand. Overall, the Motion Picture and Video Production industry generates an estimated $45 billion a year in revenues in the United States alone. Major participants in this industry include:

     o 20th Century Fox (owned by News Corporation and including Fox Searchlight Pictures)

     o    Paramount   Pictures   (owned  by  Viacom  and  including  MTV  Films,
          Nickelodeon Movies, Paramount Classics, and Republic Pictures)

     o Sony Pictures Entertainment (owned by Sony and including Columbia Pictures, TriStar Pictures, Screen Gems, Triumph Films, Sony Pictures Classics, Destination Films, Metro-Goldwyn-Mayer, and United Artists)

     o NBC Universal Entertainment (owned by General Electric and including Universal Studios, Focus Features, and StudioCanal)

     o Warner Brothers Entertainment (owned by TimeWarner and including Warner Brothers Pictures, Warner Independent Productions, Cartoon Network Studios, and Castle Rock Entertainment)

     o New Line Cinema (owned by TimeWarner and including Fine Line Features and HBO Films)

     o Buena Vista Motion Pictures Group (owned by The Walt Disney Company and including Walt Disney Pictures, Hollywood Pictures, and Touchstone Pictures)

     o Miramax Films (owned by The Walt Disney Company and including Dimension Films)

     o Mini-majors and/or major production companies include: Amblin Entertainment, American Zoetrope, Blue Sky Studios, Davis Entertainment, DreamWorks, Gold Circle Films, IFC Entertainment, Imagine Entertainment, Interscope Pictures, Jim Henson Pictures, Liberty Media, Lions Gate Films, Lucasfilm, Mandalay Pictures, Morgan Creek Productions, Pixar Animation Studios, Producers Releasing Corporation, Revolution Studios, RKO Pictures, the Samuel Goldwyn Company, Spyglass Entertainment, Strand Releasing, Troma Entertainment, Vanguard Films, and Zeitgeist Films.

TARGET MARKETS

With its current offerings, our entertainment products appeal to both the Latin and English-speaking markets. We offer a wide selection of hip-hop, rap, pop, and contemporary music as well as films encompassing the documentary and reality television genre - thereby crossing all age groups, sexes, income levels, and races.

U.S. DEMOGRAPHIC DATA

The charts below highlight key demographic data for the United States:

------------------ ----------------------- ------------------- ----------------
Age Group             Total Population           Male              Female
------------------ ----------------------- ------------------- ----------------
Under 5 years            19,175,798           9,810,733           9,365,065
5 to 14 years            41,077,577          21,043,474          20,034,103
15 to 19 years           20,219,890          10,391,004           9,828,886
20 to 24 years           18,964,001           9,687,814           9,276,187
25 to 29 years           19,381,336           9,798,760           9,582,576
30 to 34 years           20,510,388          10,321,769          10,188,619
35 to 39 years           22,706,664          11,318,696          11,387,968
40 to 49 years           42,534,267          21,018,608          21,515,659
50 to 59 years           31,054,785          15,116,453          15,938,332
60 to 69 years           20,338,992           9,536,989          10,802,003
70 and older             25,458,208          10,009,263          15,448,945
------------------ ----------------------- ------------------- ---------------
Total                   281,421,906         138,053,563         143,368,343
------------------ ----------------------- ------------------- ---------------

------------------------------------------- ------------------ ---------------
Race                                        Total Population   % of Population
------------------------------------------- ------------------ ---------------
White                                         211,347,851            75.1%
Black or African American                      34,614,894            12.3%
Some Other Race                                15,478,205             5.5%
Asian                                          10,131,189             3.6%
Two or More Races                               6,754,126             2.4%
American Indian and Alaska Native               2,532,797             0.9%
Native Hawaiian and Other Pacific Islander        281,422             0.1%
------------------------------------------- ------------------ ---------------
Total                                         281,140,484           100.0%

Hispanic or Latino (can be any race)           35,177,738            12.5%
White Alone, not Hispanic or Latino           194,462,537            69.1%
------------------------------------------- ------------------ ---------------


STRATEGY AND IMPLEMENTATION SUMMARY

In the entertainment industry, a key factor to success is the reputation and visibility of the company. A successful, well-known company will attract the best artists and products, create the best, most financially-rewarding industry deals, and have the highest distribution rates and channels. Fortunately, through Hugo Cancio's established industry reputation and Ciocan's achievements in the Latin market, Fuego has successfully entered the marketplace in Latin America and the U.S. and is poised for tremendous future success.

ADVERTISING AND MARKETING STRATEGY

In terms of obtaining artists and products to direct, produce, and distribute, we primarily rely on word-of-mouth marketing, public relations efforts, and business networking through other industry professionals. In fact, we receive over 30 contacts per week from talented artists, writers, and visionaries - as a result of Hugo Cancio's strong reputation in the business. In terms of marketing the end products to the consumers, we utilize a variety of methods, including radio, television, print advertising, public relations efforts, and press mention, depending on the project. By bringing the marketing functions in-house, we will be able to further penetrate the marketplace and increase its brand awareness as well as generate incremental revenues.

SALES STRATEGY

We have already developed strong relationships with the channels of distribution for the products as well as works with reputable distributors to place the products within retail stores, music stores, etc. across the globe. We also stay in close contact with various radio stations, television producers, newspaper editors, etc. in order to get the songs played on the radio, the shows televised, the artists known, etc.

STRATEGIC PARTNERSHIPS

We have developed strategic partnerships with over 100 major participants in the entertainment industry within the United States and internationally, including:
Specs Music Stores, DLN Distribution, H&L Distribution, Sony Music, Universal Music, and more. These clients represent distributors of our music products, independent record stores, and record labels who have entered licensing agreements with us.


COMPETITION

Most of our competitors have greater financial, managerial and marketing resources than us. In addition, these competitors may have pre-existing relationships with providers and purchasers that we will be trying to develop. Existing or future competitors may develop or offer services that provide price, service or other advantages over those offered by us. If we fail to compete successfully against our current or future competitors with respect to these or other factors, our business, financial condition, and results of operations may be materially and adversely affected and could affect our ability to remain an on-going concern.

RESEARCH AND DEVELOPMENT ACTIVITIES

No research and development expenditures have been incurred, either on our account or sponsored by customers, to the date of our inception.

EMPLOYEES

We do not employ any persons on a full-time or on a part-time basis. Hugo M. Cancio is our President, Chief Executive Officer, Chief Financial Officer and Secretary. Mr. Cancio is responsible for all of our day-to-day operations. Other services are provided by outsourcing and consultant and special purpose contracts.

                                EXECUTIVE OFFICES

We lease our principal office space located at 19250 NW 89th Court, Miami, Florida 33018. This facility is personally owned by Hugo Cancio and is leased back to the Company for $700 per month in rent. Total rent expense from inception to May 31, 2005 was $3,500.

                                LEGAL PROCEEDINGS

We know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All of our directors hold office until the next annual general meeting of the shareholders or until their successors are elected and qualified. Our officers are appointed by our board of directors and hold office until their earlier death, retirement, resignation or removal.

Our directors and executive officers, their ages, positions held are as follows:

-------------------- ---- ---------------------- ---------------- -------------
NAME                  AGE POSITION               TERM COMMENCED    TERM EXPIRES
-------------------- ---- ---------------------- ---------------- -------------
Hugo M. Cancio        41  President, Treasurer,      December         December
19250 NW 89th Court       Secretary, Director        30, 2004         29, 2005
Miami, FL 33018
-------------------- ---- ---------------------- ---------------- -------------

BUSINESS EXPERIENCE

The following is a brief account of the education and business experience of each director, executive officer and key employee during at least the past five years, indicating each person's principal occupation during the period, and the name and principal business of the organization by which he or she was employed.

HUGO M. CANCIO, President, Treasurer, Secretary and Director, Age 41, is our sole officer and director. Since 2003, Mr Cancio has served as the president of Ciocan Entertainment and Music Group, L.L.C., an independent film and music company. Prior to 2003, Mr. Cancio was self-employed as an independent film and music producer since 1990. Mr. Cancio attended Miami-Dade Community College where he studied Business Administration. Mr. Cancio is not an officer or director of any other publicly traded company.

FAMILY RELATIONSHIPS

There are no family relationships among our directors or officers.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

During the past five years, none of our directors, executive officers or persons that may be deemed promoters is or have been involved in any legal proceeding concerning (i) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (ii) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction permanently or temporarily enjoining, barring, suspending or otherwise limiting involvement in any type of business, securities or banking activity; or (iv) being found by a court, the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law (and the judgment has not been reversed, suspended or vacated).

                             EXECUTIVE COMPENSATION

During the last fiscal year, none of our directors were compensated for their roles as directors. Our Officers and directors may be reimbursed for any out-of-pocket expenses incurred by them on behalf of our company. We presently have no pension, health, annuity, insurance, profit sharing or similar benefit plans. Executive compensation is subject to change concurrent with our requirements.

SUMMARY COMPENSATION TABLE

None of our executive officers received an annual salary and bonus that exceeded $100,000 during the fiscal year ending December 31, 2004. The following table sets forth the compensation received by Hugo M. Cancio, our sole officer and director.


                               ANNUAL COMPENSATION                LONG TERM
                                                                 COMPENSATION

NAME AND               12/30/04     SALARY             OTHER       SECURITIES
PRINCIPAL POSITION     through                                     UNDERLYING
                       5/31/05                                      OPTIONS

Hugo M Cancio                        $15,000            $0          N/A
President,Treasurer
Secretary and Director



             EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND
                         CHANGE IN CONTROL ARRANGEMENTS


COMPENSATION OF DIRECTORS

Generally, our Directors do not receive salaries or fees for serving as directors, nor do they receive any compensation for attending meetings of the Board of Directors. Directors are entitled to reimbursement of expenses incurred in attending meetings.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Ciocan Entertainment and Music Group, LLC, "Ciocan" is an entertainment company owned by Hugo M. Cancio, our sole officer, director and principal shareholder. Ciocan creates products for the Latino Market in and out of the United States borders and will use our company to market, promote and commercialize some its products (music, films, documentaries, artist, etc) for the Anglo and international markets. During the five month period ended May 31, 2005, we were advanced approximately $31,500, of which all but $302 was applied towards the purchase of 5.5 million shares of our common stock.

We lease our principal office space located at 19250 NW 89th Court, Miami, Florida 33018. This facility is personally owned by our sole officer, director and principal shareholder, Hugo M. Cancio, and is leased back to us for $700 per month in rent. Total rent expense from inception to May 31, 2005 was $3,500.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of July 31, 2005, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.



NAME AND ADDRESS OF         AMOUNT AND NATURE OF             PERCENT OF
BENEFICIAL OWNER            BENEFICIAL OWNERSHIP        BENEFICIAL OWNERSHIP

Hugo M. Cancio                 19,000,000 Direct               66.15%
19250 NW 89th Court             5,500,000 Indirect*
Miami, FL 33018
-------------------------------------------------------------------------------
All Officers, Directors                                         66.15%
And 5% Shareholders

* Hugo M. Cancio is the controlling shareholder of Ciocan Entertainment Film and Music Group, L.L.C. which owns 5,500,000 shares of our common stock.

CHANGES IN CONTROL

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change in control of our company.

                           DESCRIPTION OF COMMON STOCK

We are authorized to issue 75,000,000 common shares with a par value of $0.001. As of July 31, 2005 we had 37,034,647 common shares outstanding. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to common stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as our board of directors may from time to time determine. Holders of common stock will share equally on a per share basis in any dividend declared by the board of directors. We have not paid any dividends on our common stock and do not anticipate paying any cash dividends on such stock in the foreseeable future.

In the event of a merger or consolidation, all holders of common stock will be entitled to receive the same per share consideration.

                              PLAN OF DISTRIBUTION

The Selling Shareholders of the common stock of Fuego Entertainment, Inc., and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The sales price to the public has been determined by the shareholders to be $0.25 per share. The price of $0.25 per share is a fixed price until the securities are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

The Selling Shareholders may use any one or more of the following methods when selling shares:

- ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

- block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

- an exchange distribution in accordance with the rules of the applicable exchange;

-    privately negotiated transactions;

-    settlement of short sales entered into after the date of this prospectus;

- broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

-    a combination of any such methods of sale;

- through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

-    any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each Selling Shareholders does not expect these commissions and discounts relating to their sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

Because the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Shareholders has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Shareholders.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

                              SELLING SHAREHOLDERS

The Selling Shareholders may offer and sell, from time to time, any or all of the common stock issued. Because the Selling Shareholders may offer all or only some portion of the 12,534,647 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the Selling Shareholders as of July 31, 2005, and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholder. None of the Selling Shareholders is a broker-dealer, or an affiliate of a broker-dealer to our knowledge.

Selling Shareholders Shares of Common Stock Owned Prior to Offering Shares of Common Stock to be Offered for Sale Shares of Common Stock Owned After the Offering Percentage of Common Stock Owned Before the Offering Percentage of Common Stock Owned After the Offering

 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Selling Shareholders          Shares of Common   Shares of       Shares of        Percentage of   Percentage
                               Stock Owned        Common Stock    Common Stock     Common Stock    of Common
                               Prior to Offering  to be Offered   Owned  After     Owned Before    Stock Owned
                                                  for Sale        the Offering     the Offering    After the
                                                                                                   Offering
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Maritza de la Torre           1,800,000          1,800,000       0                4.86%           0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Braynert Marquez              10,000             10,000          0                *               0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Juan Ramon Guzman             500,000            500,000         0                1.35%           0
  ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Jose Gomez                    1,400,000          1,400,000       0                3.78%           0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Johnna Catanella              1,000              1,000           0                *               0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Katie Hale                    200                200             0                *               0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Edward Kamisky                20,000             20,000          0                *               0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Joseph MacCarthy              11,111             11,111          0                *               0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Linda M. Vance                12,000             12,000          0                *               0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Jimmy Hopler                  1,000              1,000           0                *               0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Dan York                      2,777              2,777           0                *               0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Charles Short                 1,000              1,000           0                *               0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Anthony Hattenbach            1,500,000          1,500,000       0                4.05%           0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Jason Webb                    13,888             13,888          0                *               0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Cherie Cancio
 and Christy Cancio  (1)       2,100,000          2,100,000       0             5.67%           0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Miguel A. Cancio (2)          1,600,000          1,600,000       0                4.32%           0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Sunflower Publishing (3)      500,000            500,000         0                1.35%           0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Ana M. Cancio (4)             1,000,000          1,000,000       0                2.70%           0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Vivianka Cancio (5)           200,000            200,000         0                *               0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Rogelia Morua                 1,800,000          1,800,000       0                4.86%           0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Roberto Soto                  3,000              3,000           0                *               0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Louis Mendez                  20,000             20,000          0                *               0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Lee Delor                     5,000              5,000           0                *               0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Berberly Jo Mehlman           10,000             10,000          0                *               0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------


                                       28

----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Selling Shareholders          Shares of Common   Shares of       Shares of        Percentage of   Percentage
                               Stock Owned        Common Stock    Common Stock     Common Stock    of Common
                               Prior to Offering  to be Offered   Owned  After     Owned Before    Stock Owned
                                                  for Sale        the Offering     the Offering    After the
                                                                                                   Offering
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 TRW Family Limited            5,555              5,555           0                *               0
 Partnership
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Verna Tucker & Roger Summers  5,555              5,555           0                *               0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Jonathan D. Gildin & Leah     1,500              1,500           0                *               0
 Gildin
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Noleia Guzman                 250                250             0                *               0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Juan R. Guzman & Noelia Sosa  200                200             0                *               0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Kenneth Hicks and Sandra      1,000              1,000           0                *               0
 Hicks
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Choice Mortgage Funding,      1,000              1,000           0                *               0
 Inc. (7)
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Hope Seitzinger               500                500             0                *               0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Kevin West                    2,000              2,000           0                *               0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Mary Alice Seagill            555                555             0                *               0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Behrens International Group   5,556              5,556           0                *               0
 (8)
  ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Total                         12,534,647         12,534,647      0                33.85%          0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------

(1)      Cherie Cancio and Christy Cancio are the daughters of Hugo M.Cancio.
(2)      Miguel A. Cancio is the father of Hugo M. Cancio.
(3)      Sunflower Publishing is controlled by Anthony Hattenbach.
(4)      Ana M. Cancio is the wife of Hugo M. Cancio.
(5)      Vivianka Cancio is the sister of Hugo M. Cancio.
(6)      Choice Mortgage Funding, Inc. is controlled by Jason Webb.
(7)      Behrens International Group is controlled by Judi Behrens.


We may require the Selling Shareholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

                                  LEGAL MATERS

The validity of the common stock offered by this prospectus has been passed upon by The O'Neal Law Firm, P.C., 17100 East Shea Boulevard, Suite 400-D, Fountain Hills, Arizona 85268.

                                 TRANSFER AGENT

Our transfer agent is First American Stock Transfer, 706 E. Bell Road, Suite 201, Phoenix, Arizona 85022.

                                     EXPERTS

The consolidated financial statements of Fuego included in this registration statement have been audited by Braverman International,P.C. to the extent and for the period set forth in their reports appearing elsewhere in the registration statement, and are included in reliance upon such reports given upon the authority of said firms as experts in auditing and accounting.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

                          DISCLOSURE OF SEC POSITION OF
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws provide that directors and officers shall be indemnified by us to the fullest extent authorized by the Nevada General Corporation Law, against all expenses and liabilities reasonably incurred in connection with services for us or on our behalf. The bylaws also authorize the board of directors to indemnify any other person who we have the power to indemnify under the Nevada General Corporation Law, and indemnification for such a person may be greater or different from that provided in the bylaws.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                       WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Commission's Public Reference Room 450 Fifth Street, N.W., Washington, D.C. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. You can also obtain copies of our Commission filings by going to the Commission's website at http://www.sec.gov.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of Lexington Resources, Inc., the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Fuego Entertainment, Inc.. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.

PART 1. FINANCIAL INFORMATION

Financial Information Table of Contents                                  Page

Report of Independent Registered Accounting Firm ......................... 33

Balance Sheet May 31, 2005 ............................................... 34

Statement of Operations from December 30, 2004 (inception) to
  May 31, 2005 ........................................................... 35

Statement of Cash flows from December 30, 2004  (inception)  to
  May 31, 2005 ........................................................... 36

Statement  of   Stockholders'   Equity  from  December  30,  2004
  (inception) to May 31, 2005 ............................................ 37

Notes to Financial Statements ....................................... 38 - 42

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
FUEGO ENTERTAINMENT, INC.
Miami, Florida

We have audited the accompanying balance sheet of FUEGO ENTERTAINMENT, INC. (a Nevada corporation) as of May 31, 2005, and the related statements of operations, stockholders' equity, and cash flows for the period from December 30, 2004 (inception) to May 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FUEGO ENTERTAINMENT, INC. as of May 31, 2005, and the results of its operations and its cash flows for the period from December 30, 2004 (inception) to May 31, 2005, in conformity with accounting principles generally accepted in the United States of America.



Braverman International, P.C.
Prescott, Arizona
August 3, 2005

ITEM 1. FINANCIAL STATEMENTS

                            FUEGO ENTERTAINMENT, INC.
                                  BALANCE SHEET
                                  May 31, 2005

                                     ASSETS
Current Assets
   Cash                                                               $   7,479
   Accounts receivable-trade                                             16,833
   Deferred tax asset                                                     3,375
   Other                                                                  1,552
                                                                      ---------
                      Total Current Assets                               29,239
                                                                      ---------
Equipment, net of accumulated depreciation of $206                        2,449
                                                                      ---------
Other Assets
  Production costs                                                       50,432
  Investment                                                             57,400
  Logo, net                                                               2,610
                                                                      ---------
                      Total Other Assets                                110,442
                                                                      ---------
                                                                      $ 142,130
                                                                      =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
   Accounts payable                                                   $  18,208
   Advances from related party                                              302
   Income taxes payable                                                  20,109
   Deferred revenue                                                       4,691
                                                                      ---------
                      Total Current Liabilities                          43,310
                                                                      ---------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY

   Common stock, par value $.001, 75,000,000 shares
    authorized, 13,272,670 shares outstanding                            13,273
   Paid-in capital                                                       46,058
   Common stock subscribed, 21,663,854 shares                            43,274
   Common stock subscriptions receivable                                (43,274)
   Retained earnings                                                     39,489
                                                                      ---------
                      Total Stockholders' Equity                         98,820
                                                                      ---------
                                                                      $ 142,130
                                                                      =========

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                            FUEGO ENTERTAINMENT, INC.
                             STATEMENT OF OPERATIONS
               FROM DECEMBER 30, 2004 (INCEPTION) TO MAY 31, 2005


REVENUE                                                              $   125,128
                                                                     -----------

EXPENSES:
     Cost of revenues                                                     17,000
     Selling, general and administrative                                  51,494
     Depreciation and amortization                                           411
                                                                     -----------

                       Total Expenses                                     68,905
                                                                     -----------

Income before provision for income taxes                                  56,223

Provision for income taxes                                                16,734
                                                                     -----------

Net income                                                           $    39,489
                                                                     ===========

BASIC AND FULLY DILUTED EARNINGS PER SHARE                                     *
                                                                     ===========

WEIGHTED AVERAGE NUMBER OF
   COMMON SHARES OUTSTANDING-BASIC                                    13,272,670
                                                                     ===========

WEIGHTED AVERAGE NUMBER OF
   COMMON SHARES OUTSTANDING-FULLY DILUTED                            34,936,527
                                                                     ===========
* Less than .01 per share

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                            FUEGO ENTERTAINMENT, INC.
                             STATEMENT OF CASH FLOWS
               FROM DECEMBER 30, 2004 (INCEPTION) TO MAY 31, 2005

Operating Activities:
Net income                                                            $  39,489
Adjustments to reconcile net income to net cash provided by
operating activities
   Contributed capital                                                   21,708
   Depreciation and amortization                                            411
Changes in operating assets and liabilities:
   Accounts receivable                                                  (16,833)
   Deferred tax asset                                                    (3,375)
   Other current assets                                                  (1,552)
   Accounts payable                                                      18,208
   Income taxes payable                                                  20,109
   Deferred revenue                                                       4,691
                                                                      ---------

Net cash provided by operating activities                                82,856
                                                                      ---------

Investing Activities:
   Purchase of equipment                                                 (2,770)
   Production costs                                                     (50,432)
   Investment                                                           (57,400)
   Logo                                                                  (2,700)
                                                                      ---------
Net cash used in investing activities                                  (113,302)
                                                                      ---------

Financing Activities:
   Proceeds from sale of common stock                                    37,623
   Advances from related party                                              302
                                                                      ---------
Net cash provided by financing activities                                37,925
                                                                      ---------

Increase in cash and cash equivalents                                     7,479

Cash and cash equivalents, beginning of year                               --

                                                                      ---------
Cash and cash equivalents, end of year                                    7,479
                                                                      =========


                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                            FUEGO ENTERTAINMENT, INC.
                        STATEMENT OF STOCKHOLDERS' EQUITY
               FROM DECEMBER 30, 2004 (INCEPTION) TO MAY 31, 2005

                                                                                         Subscriptions
                                                                                  -----------------------
                                                                       Paid-in       Common       Amount
                                             Shares       Amount       Capital       Stock     Receivable     Earnings       Total
                                          ----------   ----------    ----------   ----------   ----------   ----------   ----------
Balance, at inception,                          --     $     --      $     --     $     --     $     --     $     --     $     --
Proceeds from sale of common stock for
   $.001 per share                         7,772,670        7,773                                                             7,773
Proceeds from sale of comon stock for
   $.006 per share                         5,500,000        5,500        24,350                                   --         29,850
Common stock subscribed:                                                                                                       --
   21,262,530 shares @ $ .001 per share                                               21,262      (21,262)
   295,450 shares @ $.009 per share                                                    2,955       (2,955)
   105,874 shares @  $.0179 per share                                                 19,057      (19,057)
Contributed services                                                     21,708                                              21,708
Net income                                                                                                      39,489       39,489
                                          ----------   ----------    ----------   ----------   ----------   ----------   ----------

Balance, May 31, 2005                     13,272,670   $   13,273    $   46,058   $   43,274   $   43,274)  $   39,489   $   98,820
                                          ==========   ==========    ==========   ==========   ==========   ==========   ==========

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                            FUEGO ENTERTAINMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS

1. NATURE OF BUSINESS

Fuego Entertainment, Inc. (the "Company") is primarily engaged in the directing, production, marketing, and distribution of entertainment products, including feature and short films, documentaries, television shows, music, and tour productions. The Company also provides management, marketing, and public relations services to the entertainment industry.

2. SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION
The accompanying financial statements include the accounts of the Company formed in the State of Nevada on December 30, 2004. The Company was originally formed as Durango Entertainment, but changed its name to Fuego Entertainment in March 2005. These financial statements reflect the use of significant accounting policies, as described below and elsewhere in the notes to the financial statements,and are prepared in accordance with accounting principles generally accepted in the United States of America. The fiscal year end of the Company is May 31.

REVENUE RECOGNITION
Revenue from the sale of film and television programming rights and license arrangements is recognized only when persuasive evidence of a sale or arrangement with a customer exists, the project is complete, the contractual delivery arrangements have been satisfied, the license period has commenced if applicable, the arrangement fee is fixed or determinable, collection of the arrangement fee is reasonably assured, and other conditions as specified in the respective agreements have been met.

Revenue from production services for third parties is recognized when the production is completed and delivered. All associated production costs are deferred and charged against income when the film is delivered and the related revenue is recognized.

Fees for other services provided to third parties are recognized as revenues when the services are performed and there is reasonable assurance over the collection of the fees.

Cash received in advance of meeting the revenue recognition criteria described above is recorded as deferred revenue.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

The Company uses the allowance method for bad debts. Based on historical collection activity, no allowance is deemed necessary.

ADVERTISING EXPENSES
Advertising costs are expensed as incurred, except for costs related to the development of a property and/or live-action television program commercial or media campaign which are expensed in the period in which the commercial or campaign is first presented. Advertising expenses are included in advertising and marketing expenses in the accompanying statement of operations.

USE OF ESTIMATES
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

CASH AND CASH EQUIVALENTS
Cash and cash equivalents consist of all liquid investments with original maturities of three months or less are classified as cash and cash equivalents. The fair value of cash and cash equivalents approximate the amounts shown on the financial statements. Cash and cash equivalents consist of unrestricted cash and short-term investments.

FILM AND TELEVISION COSTS
The Company accounts for its film and television costs pursuant to AICPA Statement of Position ("SOP") No. 00-2, Accounting by Producers or Distributors of Films. The cost of production for film and television production costs, including direct costs, production overhead and interest are capitalized and amortized using the individual-film-forecast method under which such costs are amortized for each program in the ratio that revenue earned in the current period for such program bears to management's estimate of the ultimate revenues to be realized from all media and markets for such program. Management regularly reviews, and revises when necessary, its ultimate revenue estimates on a title-by-title basis, which may result in a change in the rate of amortization applicable to such title and/or a write-down of the value of such title to estimated fair value. These revisions can result in significant quarter-to-quarter and year-to-year fluctuations in film write-downs and rates of amortization. If a total net loss is projected for a particular title, the associated film and television costs are written down to estimated fair value. All exploitation costs, including advertising and marketing costs are expensed as incurred. Television adaptation and production costs that are adapted and/or produced are stated at the lower of cost, less accumulated amortization, or fair value.

INVESTMENTS
The Company invested a total of $57,400 in a series of shows to be presented in 5 cities in the United States, from which it is to receive a percentage of net income after completion of all shows which are anticipated to extend into 2006. Although no profits appear to have been generated from the first 3 shows performed in Miami, Florida as of May 31, 2005, in the opinion of management, substantial earnings beyond recovery of this investment are forecasted after completion of all shows required under the agreement. Accordingly, no impairment of this investment has been recorded as of May 31, 2005.

EQUIPMENT
Equipment is carried at cost, net of accumulated depreciation. Depreciation is provided on the straight-line method based on the estimated useful lives of the assets, which range from 2.5 years to 5 years.

INTANGIBLE ASSETS
The company has capitalized the cost of the creation of its logo. Amortization of logo costs is being amortized ratably over a 5 year useful life.

INCOME TAXES
Deferred income taxes will be recorded for the temporary differences between the financial statement and tax bases of assets and liabilities using current tax rates. Valuation allowances will be established against deferred tax assets whenever circumstances indicate that it is more likely than not that such assets will not be realized in future periods.

FAIR VALUE OF FINANCIAL INSTRUMENTS
The carrying amounts of cash and cash equivalents, accounts receivable, investments, prepaid expenses and other current assets, unearned revenue, accounts payable and accrued expenses, and other liabilities approximate their fair values principally because of the short-term maturities of these instruments.

NEW ACCOUNTING PRONOUNCEMENTS
Consolidation of Variable Interest Entities - On January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation ("FIN") No. 46, Consolidation of Variable Interest Entities. In December 2003, the FASB issued FIN No. 46 (Revised) ("FIN No. 46-R") to address certain FIN implementation issues. This interpretation clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements for companies that have interests in entities that are Variable Interest Entities ("VIE") as defined under FIN No. 46. According to this interpretation, if a company has an interest in a VIE and is at risk for a majority of the VIE's losses or receives a majority of the VIE's expected gains it shall consolidate the VIE. FIN No. 46-R also requires additional disclosures by primary beneficiaries and other significant variable interest holders. For entities acquired or created before February 1, 2003, this interpretation was effective no later than the end of the first interim or reporting period ended March 31, 2004, except for those VIE's that are considered to be special purpose entities, for which the effective date is no later than the end of the first interim period or reporting period ended after December 15, 2003. As of May 31, 2005, the Company did not have an interest in any VIE's, and accordingly, the adoption of the provisions of this interpretation by the Company did not have a material effect on its financial position or results of operations.

In December 2004,  the FASB issued Statement of Financial  Accounting  Standards
("SFAS") No. 123 (revised 2004), Share-Based Payment ("SFAS No. 123-R"). SFAS No.123-R is a revision of SFAS No. 123, as amended, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No.123-R eliminates the alternative to use the intrinsic value method of accounting that was provided in SFAS No. 123, which generally resulted in no compensation expense recorded in the financial statements related to the issuance of equity awards to employees. SFAS No. 123-R requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. SFAS No. 123-R establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all companies to apply a fair-value-based measurement method in accounting for generally all share-based payment transactions with employees.

3. SIGNIFICANT CUSTOMERS AND CONCENTRATION OF CREDIT RISK

Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of temporary cash investments and accounts receivable. The majority of the cash and cash equivalents are maintained with major financial institutions in the United States of America. Credit risk on accounts receivable is minimized by the Company by performing ongoing credit evaluations of its customers' financial condition and monitoring its exposure for credit losses and maintaining allowances for anticipated losses. One customer for which a corporate video was produced accounted for 60% of total operating revenues in the five months ended May 31, 2005.

4. CAPITALIZED PRODUCTION COSTS

Capitalized production costs consist of the following as of May 31, 2005:

The Trader  Show is a reality  television  show based on the            $27,842
real life  activities  of  amateur  and  professional  stock
traders.   The  Trader   Show  places  an  emphasis  on  the
activities of day traders.

Gold In  Ecuador  is the  story  of a small  mining  town of             15,148
Portobello. Fifty years ago American company SADCO abandoned the American shaft, one of the oldest gold mines in the world. Today, the people of Portobello have a new hope, or do they? The Americans are back in Portobello searching for Gold.

One Million  Millionaires,  the Life of Urban  Casavant is a              6,800
documentary  that will  capture the life of a  controversial individual,  Mr.  Urban  Casavant  and his dream of making 1 million  millionaires.  The film  will  cover  his life from
being    a    low-income    earning    prison    guard    to
multimillion-dollar businessman.

Counterfeit Conspiracy is a documentary on stock market scandals.           642

    Total capitalized production costs                                 $ 50,432
                                                                      =========

5. COMMITMENTS

Operating Leases
The Company leases office and equipment from a related party for $700 a month. Total rent expense from inception to May 31, 2005 was $3,500.


6. RELATED PARTY TRANSACTIONS

Ciocan Entertainment and Music Group, LLC, "Ciocan" is an entertainment company owned by the principal shareholder of the Company. Ciocan creates products for the Latino Market in and out of the United States borders and will use the Company to market, promote and commercialize some its products (music, films, documentaries, artist, etc) for the Anglo and international markets. During the five month period ended May 31, 2005, the Ciocans advanced $31,552, of which all but $302 was applied towards the purchase of 5.5 million shares of common stock.

7. INCOME TAXES

The Company uses the liability method of accounting for income taxes pursuant to Statement of Financial Accounting Standards Board Opinion No. 109. Under this method, deferred income taxes are recorded to reflect the tax consequences in future periods of temporary differences between the tax basis of assets and liabilities and their financial amounts at year-end.


The provision for current income taxes is as follows as of May 31, 2005:

Federal tax at statutory rates                        $    19,116
State income taxes less federal tax benefit                 2,645
Benefit of surtax exemptions                              (11,382)
Permanent differences                                       6,355
                                                    -------------
Income tax expense                                    $    16,734
                                                    =============

The analysis of income tax expense at May 31, 2005 is as follows:

                Current                               $    20,109
                Deferred                                  ( 3,375)
                                                    -------------
                Income tax expense                    $    16,734
                                                    =============

A deferred tax asset was recognized of $3,375 for the approximate $10,400 of temporary timing differences during the period from inception to May 31, 2005. These differences resulted from the filing of income tax returns on the cash basis, wherein certain expenses totaling $22,542 were not deductible until paid, deferred revenue of $4,691 was taxable when received, and income related to accounts receivable of $16, 833 was not taxable until collected.

8. CONTRIBUTED CAPITAL

The President of the Company contributed the value of his services from inception to May 31, 2005, at $15,000, and the value of other expenses totaling $6,708, which consisted of office rent of $2,100, the prorata share of auto expenses of $3,958, and legal services of $650.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada Revised Statute Section 78.7502 provides that:

(i) a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

(ii) a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

(iii) to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Nevada Revise Statute Section 78.751 provides that we may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a) by our stockholders;

(b) by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

(d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

(e) by court order.

Our Certificate of Incorporation and Articles provide that no director or officer shall be personally liable to our company, any of our stockholders or any other for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless such acts or omissions involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of the General Corporate Law of Nevada.

Further, our Bylaws provide that we shall, to the fullest and broadest extent permitted by law, indemnify all persons whom we may indemnify pursuant thereto. We may, but shall not be obligated to, maintain insurance, at our expense, to protect ourselves and any other person against any liability, cost or expense. We shall not indemnify persons seeking indemnity in connection with any threatened, pending or completed action, suit or proceeding voluntarily brought or threatened by such person unless such action, suit or proceeding has been authorized by a majority of the entire Board of Directors.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses in connection with this registration:


SEC Registration Fees                                  $   368.83

Printing and Engraving Fees (1)                        $   500.00

Accounting Fees and Expenses                           $15,000.00

Legal Fees and Expenses                                $20,000.00

Transfer Agent Fees and Expenses (1)                   $   750.00

                                                     ------------
TOTAL                                                  $36,618.83





(1) We have estimated these amounts.

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                     RECENT SALES OF UNREGISTERED SECURITIES

From January through July of 2005, we issued 18,034,647 shares of our common stock to 36 investors for a total valur of $282,476.

On January 6, 2005, we issued 19,000,000 shares of our common stock to our sole officer and director, Hugo M. Cancio, for services rendered to our company in connection with our organization and formation at a value of $19,000.

We relied upon Section 4(2) of the Securities Act of 1933, as amended (the "Act"). Our officers and directors determined the sophistication of our investors, as the investors were either business associates of, or personally known to, our officer and director. Each investor completed a subscription agreement whereby the investors certified that they were purchasing the shares for their own accounts, with investment intent. This offering was not accompanied by general advertisement or general solicitation and the shares were issued with a Rule 144 restrictive legend.

                                    EXHIBITS

Exhibit  Description
Number
-------- ------------------------------------
3.1      Articles of Incorporation
3.2      Certificate of Amendment
3.3      Bylaws
5.1      Opinion and Consent of Counsel
23.1     Consent of Independent Auditor

                                  UNDERTAKINGS

With regard to the securities of the registrant being registered pursuant to Rule 415 under the Securities Act the registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any  prospectus  required by Section  10(a)(3) of the  Securities
Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any additional or changed material information on the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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UNDERTAKINGS - continued

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned in the City of Miami, Florida on August 15, 2005.

                            FUEGO ENTERTAINMENT, INC.

/s/ Hugo M.Cancio
------------------------------
Hugo M. Cancio
Principal Executive Officer

/s/ Hugo M.Cancio
------------------------------
Hugo M. Cancio
Principal Financial Officer

/s/ Hugo M.Cancio
------------------------------
Hugo M. Cancio

Principal Accounting Officer

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: August 15, 2005                /s/ Hugo M. Cancio
                                     ----------------------------
                                     Hugo M. Cancio, Director


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                      Dealer Prospectus Delivery Obligation

Until 90 days  from  the  effective  date of this  Registration  Statement,  all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.




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